Exhibit 99.1

Section 1.1CIM Group’s Permanent Power Company Closes Approximately         $600M Construction Financing Facility for Grape Solar and
Energy Storage Project

Utility-Scale Development Fully Contracted to Investment-Grade Offtaker Secures Financing from Bank Syndicate

LOS ANGELES – June 18, 2026 – CIM Group’s Permanent Power Company (the “Company”), a national power platform, announced today that it has closed an approximately $600 million construction financing facility to proceed with development of its solar and energy storage project in California (“Grape”). The financing package includes an approximately $372.3 million construction-to-term loan, an approximately $166.7 million tax credit transfer bridge loan, and an approximately $61.3 million letter of credit facility. Truist serves as the administrative agent under the facility and Wells Fargo serves as the collateral agent.

Grape is a 246.4 MWac solar photovoltaic (PV) project with 150 MWac (600 MWh) of battery energy storage systems (BESS) located in Westlands Solar Park, one of the largest permitted solar parks in the U.S. encompassing more than 20,000 acres in California’s San Joaquin Valley. The Company recently signed a long‑term power purchase agreement (PPA) with an investment-grade, regulated energy service provider for the entire capacity of solar generation and battery storage at Grape.

Now under construction, Grape is expected to support more than 400 construction jobs and generate enough clean energy to power over 86,000 California homes annually.

“This financing is an important milestone for Permanent Power Company that reflects the confidence our capital partners have in our ability to develop and deliver large-scale power generation and energy storage projects. Grape is particularly notable given that an investment-grade offtaker signed a long-term PPA for its full solar and storage capacity prior to completion, underscoring both the strength of the project and the approach we bring to our platform,” said Avi Shemesh, Co-Founder and Principal, CIM Group.

Upon completion, Grape will contribute to the Company’s broader portfolio, which is expected to comprise approximately 1,200 MWac of solar PV and 690 MWac (2,760 MWh) of BESS.

The Company previously secured a $400 million financing commitment from funds and accounts managed by HPS Investment Partners, part of BlackRock Private Financing Solutions, advancing the Company’s growth plan to deliver power, energy storage and transmission solutions across the U.S., with a strategic focus on assets located in Qualified Rural Opportunity Zones.

About Permanent Power Company

Permanent Power Company is a CIM‑backed energy holdings platform currently held by CIM affiliates and managed accounts and formed to capitalize on long term, secular trends within the U.S. energy markets, including the continued demand for reliable, diversified power generation and related infrastructure. Permanent Power Company owns a portfolio of operating solar and storage projects, together with a development pipeline of projects that are expected to qualify for applicable solar tax credits and to generate revenue pursuant to offtaker agreements that have been executed or are in active negotiation. Permanent Power Company is expected to continue to pursue opportunities in a broader pipeline of renewable energy and non-renewable power assets over the long term, including assets located in Opportunity Zones.

Media Contact
Karen Diehl
Diehl Communications
310-741-9097
karen@diehlcommunications.com

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